Exhibit 99.1

Script –
Q4 and End of Year 2008 Conference Call - 17 March 2009

Operator:	Good day and welcome to the Intellicheck Mobilisa’s 2008 4th Quarter and End of Year Conference Call. Today’s conference is being recorded.
At this time, I would like to turn the conference over to Mr. John Lange, General Counsel for Intellicheck Mobilisa.  Please go ahead.
John Lange:
Thank you very much, and welcome everyone.  Thank you for joining us today for our 2008 4th Quarter and End of Year Conference Call to discuss Intellicheck Mobilisa’s results for the fiscal quarter ending December 31, 2008 and to discuss other business developments.  In a moment, I will call upon our CEO to lead today’s call and introduce the other members of the Intellicheck Mobilisa management team who will be participating in today’s conference call.

(Forward Looking Statement)
Before I do that, I will take a few minutes to read the forward-looking statement.  Certain statements in this conference call constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended.  When used in this conference call, words such as will, believe, expect, anticipate, encouraged, and similar expressions as they relate to the company or its management, as well as assumptions made by, and information currently available to the company’s management, identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances, and the Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
Additional information concerning forward-looking statements is contained under the heading of risk factors listed from time-to-time in the company’s filings with the Securities and Exchange Commission.

With that out of the way, I would now like to introduce Dr. Nelson Ludlow, Intellicheck Mobilisa’s Chief Executive Officer, to preside over today’s call.
Nelson Ludlow: Good Afternoon and Good Morning to our West Coast shareholders.
(Introductions)
On the call with me today is Steve Williams, our Chief Operating Officer, and Pete Mundy, our Chief Financial Officer, and Mr. John Lange, General Counsel.
 (Immediate Notification of no PR or 10-K filing status)
Let me say upfront we did not put out an earnings press release or file the 10-K this morning.  This is because we are in discussions with our audit firm looking into the potential of write-down of goodwill because our “market cap,” as with many other companies, is currently below the book-value.
We recently hired an outside expert firm to conduct a new valuation of our company.  There are many factors to determine if impairment is warranted, and I thought it was better to take the time to get this right.  But at the same time still hold this conference call with our shareholders to answer any questions and to talk about recent progress.
We expect to file the 10-K and hold an additional conference call at 1pm Eastern Time on Friday, March 26, 2009.  At that time, we will address specific financials and address any questions concerning a write-down of goodwill, if that is what we decide to do.
(CEO Overview)
On today’s call, we will discuss our revenue, which though undistinguished for Q4, did set a record for the yearly revenue.  Our company continued to make money, growing our cash and cash equivalent position to approximately $3.4M.  We will also talk about a new product we are about to release, additions to the Sales Team, hiring an Investor Relations Firm, award of a new patent, and the status of our business development.
What we won’t be able to talk about today is specific Profit and Loss, as we have not determined the non-cash expenses because of the goodwill write-down decision.  We will give those numbers on March 26th.
While all previous quarter’s revenue exceeded my internal projections, Q4 was less.  The change-over of the Government Administration slowed government sales during the transition.  Awaiting our Authority to Operate Certification, and our ability to install quickly late Q3 contracts, that in the past would post in Q4, were possible contributors.

YTD Revenue was approximately $10M and when you add in the Mobilisa pre-merger revenue, it brings us to over $11M.  Even including a watershed 4TH Quarter for Mobilisa by itself in 2007, compared to undistinguished Q4 this year, we, as a combined company, outperformed last year and grew our revenues by nearly 10%.
We brought in more money than we spent in Q4, and also closed the year in the same situation.  We turned around from using $2.2M in cash in operations last year, to generating positive cash of over $800K this year for a nearly $3M swing in just over 9 months.
We improved our position in cash as well.  As you know, to me, one of the best indicators of a company is what I call a health number, which is the cash (and cash equivalent) plus Accounts Receivable minus Accounts Payable.  While this is not a GAAP number, it is useful to us to determine whether our business is moving in the right direction.   In a healthy company that number should go up.  The management team has improved the Health number every quarter and this was true for Q4 also.
Therefore, we had no burn of cash this quarter.  In fact, Cash and investments at the end of the quarter were up and closed at 31 December at $3.4M, up from 30 September of $2.3 million.
Since Q4, we have received an Army-wide ATO and we have hired two key people in our Sales Team.
Ms. Debi Bainbridge and Mr. Ryan Anderson are two new senior people in commercial Sales.  Ms. Bainbridge is working on commercial sales to replicate our instant credit card approval systems at other commercial retailers, like we did for LL Bean and Target, while Mr. Anderson is leading the business development of a new product for Rapid Check In at Hotels by using a Drivers License.
As promised on our last call, we have engaged an Investor Relations firm, that I have high confidence in—Investor Relations Group or IRG led by Dr. Dian Griesel.  Also Vice Admiral Kevin Moran and Mr. John McGonagle formerly of AMEX, are key members of IRG.
We are also pleased to announce a sale of our Defense ID system to a commercial company of Force Protection or NASDAQ:FRPT to help protect the critical plants building military vehicles, and also today’s announcement of our partnership with Georgia Technology Authority or GTA to provide an online tool offered by the State of Georgia that provides a simple, instant solution to stop anyone using a fraudulent Georgia drivers license or identification card to access services. Businesses can verify drivers’ license information against the state database to prevent fraud, minimize loss and document verification when anyone presents a Georgia Drivers License.

Also, we received a new patent for Identity Systems from the US Patent office that was just awarded.  We have over 10 other applications of various forms in the works for filing for new Intellectual Property.  Increased company value is often linked to new IP.  You will see that we are adding emphasis on IP.
I view this conference call as a good opportunity to address questions and tell you about the customers and projects we are working.
First, I’ll let Pete Mundy, our CFO give you more bit more color on this quarter’s financials.
Pete Mundy:  Thank you Nelson.
(Financials)
As Nelson has stated, we are currently in the final stages of our audit, which had been delayed because of the ongoing evaluation of the carrying value of our goodwill, which was precipitated by the decline in the Company’s stock price towards the end of the year and as well as the continued drop in our market price subsequent to year end.  We are performing our analysis of impairment of goodwill in accordance with Statement of Financial Accounting Standards (SFAS) 142 "Goodwill and Other Intangible Assets" which is done annually as of December 31 each year.   The computation of the potential write down is  based on a discounted cash flow analysis supported by comparative market multiples to determine the fair values of our business unit versus its book value.  The computations are complex and any changes in the assumptions used could result in significant swings in the computed fair values.  Therefore, as Nelson stated we want to take the appropriate time to get this right.  It is important to note, however, that any goodwill write-downs are non-cash charges and do not impact the Company's normal business operations.
That being said, we would like to discuss the unaudited results for 2008, subject to the finalization of the audit and the results of the goodwill impairment review.
I would like to point out that the information I am going to address, include the results of Mobilisa for the period March 15, 2008 through December 31, 2008, since the merger was completed on March 14, 2008.

For the year ended December 31, 2008, revenues increased by 283%, or $9,955,000, from $3,512,000 for the year ended December 31, 2007. Revenues from the Company’s historical business increased 12% to $3,951,000 and Mobilisa’s revenues contributed $6,004,000.
As of December 31, 2008, our backlog, which represents non-cancellable sales orders for products not yet shipped or services to be performed, was approximately $11.3 million, compared to $1.9 million as of December 31, 2007.  This significant increase is principally a result of backlog from Mobilisa.
Approximately $6.8 million of the current backlog could be recognized over one to three years.  Mobilisa has a significant amount of multi-year research and development contracts with the U.S. government that will be recognized as the research is performed.  In the Commercial ID market, the actual recognition periods are determined depending upon the release dates by the customer.
Our gross profit as a percentage of revenues amounted to 73.0% for the year ended December 31, 2008 compared to 60.4% for 2007.  The gross profit percentage increase in 2008 was the result of a change in product mix.  The increase in the margin was principally a result of the high-margin Mobilisa revenues in the quarter including R&D contracts where the related labor costs are included in research and development costs.
Total operating expenses increased by $3,249,000 or 65.6 percent to $8,205,000 for 2008, compared to $4,956,000 for 2007.  Expenses in the year ended December 31, 2008 include $3,573,000 of Mobilisa costs as well as merger-related intangible amortization costs of $1,287,000.  So, on a comparative basis, Intelli-Check's historical operating costs decreased by $1,611,000.  This reduction is principally a result of merger related synergy savings, including reductions in headcount, reductions in sales and marketing expenses and lower legal and consulting fees.  Selling expenses were $1,574,000 in 2008 compared to $1,535,000 in 2007.  General and administrative expenses were $4,301,000 in 2008 compared to $2,333,000 in 2007 and research and development fees were $2,330,000 in 2008 compared to $1,088,000 in 2007.
Interest income decreased from $162,000 for the year ended December 31, 2007 to $61,000 for the same period in 2008, which is a result of a decrease in our cash and short term investments, as well as lower interest rates received on investments during 2008.

As a result of the factors noted above, our net loss decreased 66.7% to $890,000 for the year ended December 31, 2008 from $2,673,000for the year ended December 31, 2007. Once again, this is before the impact of any necessary write down of goodwill.
Revenues for the quarter ending December 31, 2008 increased 207 percent to $2,553,000 compared to $1,230,000 for the previous year.
Our gross profit percentage increased to 72.2 percent for the fourth quarter of 2008 compared to 58.2 percent in the fourth quarter of 2007.  The gross profit percentage increase in 2008 was the result of a change in product mix.  Once again, the increase in the margin was principally a result of the high-margin Mobilisa revenues in the quarter.
Total operating expenses, which consist of selling, general and administrative and research and development expenses, increased by $1.1 million or 98 percent to $2,229,000 for the fourth quarter of 2008, compared to $1,126,000 for the fourth quarter of 2007.  Expenses in the fourth quarter of 2008 include $1,096,000 of Mobilisa costs as well as merger-related intangible amortization costs of $408,000.  So, on a comparative basis, Intelli-Check's historical operating costs decreased by $401,000.  This reduction in expenses is principally attributable the same items described above. Selling expenses were $402,000 in 2008 compared to $374,000 in 2007.  General and administrative expenses were $1,188,000 in 2008 compared to $495,000 in 2007 and research and development fees were $639,000 in 2008 compared to $257,000 in 2007.
Interest income decreased by $17,000 to $9,000 in 2008 compared to $26,000 in 2007, principally as a result of lower average invested funds and lower interest rates.
In the fourth quarter of 2008, we have not recorded a tax provision due to the expected utilization of net operating loss carry forwards.
We had a net loss in the fourth quarter of 2008 of $378,000, prior to the impact of the Goodwill review compared to a net loss of $385,000 loss for the fourth quarter of 2007.  Now, I would like to focus on the Company’s liquidity and capital resources:
Our financial position is strong.  At December 31, 2008, we had approximately $3.4 million in cash and cash equivalents and marketable securities and short-term investments.  We have used no bank financing nor have long term debt.
We had working capital (defined as current assets less current liabilities) of $2.2 million.
Our ratio of current assets to current liabilities as of the year ended December 31, 2008 was 1.8 to 1.

During 2008, the Company increased its cash, marketable securities and short-term investments by $1,358,000.  Cash was generated from operation activities in the amount of $805,000 in 2008 compared to a use of cash in operations of $2,339,000 in 2007.  This was primarily a result of a lower net loss, higher non-cash charges principally from merger related amortization charges, cash generated by the collection in accounts receivable and offset by a reduction in non-cash adjustments for stock-based expenses, reductions in payables and accrued expenses and the payment of Mobilisa’s pre-acquisition income tax liability.  Cash provided by investing activities in 2008 increased $9,000 to $1,882,000 compared to $1,873,000 in 2007.  The Mobilisa acquisition brought in $336,000 in cash to the Company in 2008, which was offset by lower net redemptions of marketable securities and short term investments and higher net capital expenditures.  Cash provided by financing activities increased $89,000 to $321,000 in 2008 compared to $232,000 in 2007, which resulted from an increase in proceeds from the issuance of common stock from the exercise of stock options.
Excluding the cash received from the merger, we generated positive net cash of $1,022,000 during 2008, compared a cash burn of $2,243,000 in 2007.
Previously, we held a portion of our Marketable Securities and Short Term Investments in Municipal Auction Rate Securities which experienced liquidity issues during 2008.  In accordance with an agreement with the New York State Attorney General, our broker repurchased these securities at full value including accrued interest in November of 2008.  At year end, approximately $2.2 million of the Company’s excess cash was invested in money market funds and bank certificates of deposit. The Company’s investing strategy is to continue to invest in short term liquid investments with emphasis on FDIC and SIPC insured protection.
We currently anticipate that our available cash on hand and marketable securities, as well as the cash from our operations, will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next 12 months.
I will now turn it back to Nelson.
Nelson Ludlow:  Thank you, Pete.
(Business Development Transition)
We have converted the company from the Old Intellicheck that was losing money to a new company that is making money.  We are a good $10 to $12M a year revenue company and making money without taking into account non-cash expenses.  I want to shift us to the new level, to increases sales, to get us to the $20 to $25M a year in revenue.  That likely will be from both organic and inorganic growth.  For the organic growth, we want to beef up the sales team, we must replicate our successful instant credit application from a Drivers License to other large retailers, win some pilot projects for the TWIC reader at the sea ports, and continue winning at military bases and the government, particularly now that we are receiving full Authority To Operate or ATOs for service wide branches of the military.

You will learn that we have a lot of business opportunities in the works.  Steve Williams will describe our new projects and business development.  Steve.
Steve Williams:  Thank you Nelson, We continue to build all three business units, wireless, government identity, and commercial identity.
(Wireless)
The wireless business unit continues to successfully develop the Floating Area Network or FAN, the Littoral Sensor Grid or LSG and the Radiation Hazard modeling software tool or RADHAZ.
The wireless team is working to complete the Floating Area Network system and be the lead integrator for Consolidate off Ship Wireless Systems supporting Trident Warrior 2010, a large scale US Navy Exercise. FAN was identified in TW 2008 as one of the most promising new technologies.  The integration of our Floating Area Network identifies the utility of our communications capability that allows for the integration of existing or yet to be developed hardware into a single inexpensive communications suites.
The Littoral Sensor Grid utilizes the lessons learned during the development of the Floating Area Network to create an even more robust communications system to protect the littoral waterways around the globe.  With our partner, The University of Washington Advanced Physics Lab, we are creating the world’s most advance buoy/communications system that allows for real time monitoring of anything that is above, on, or below the surface of the water.  We are currently on target to deploy an additional 4 buoys by this summer.  The first buoy has been operational since last year and you can see video from the buoy’s camera as well as the environmental conditions around the buoy by visiting our website at buoy.icmoblil.com.   In collaboration with Poulsbo Marine Science Center, we’ve installed an interactive demonstration to the Littoral Sensor Grid to bring awareness to both the security and environmental aspects of our system.

The Radiation Hazard modeling tool or RADHAZ continues to show promise with regards to expanding our market to areas other than the United States Air Force.  We have seen significant interest in the ability to incorporate the ability to measure the effects of radio frequency on personnel in a field but to also use our tools to incorporate buildings and lay our output on Google Earth for an even greater application.  We continue to research additional opportunities for both our RF modeling applications AIRchitect and RADHAZ.
(Government Identity Systems)
Our government identity systems have several business development efforts -- continuing in the area of pursuit of the Certification and Accreditation or Authorities to Operate, pilot projects, and Transportation Workers Identification Credential (TWIC) reading.
Defense ID continues to its numerous accreditations and certifications.  We have now received the full Certification for both the Navy and most recently the Army.  We continue striving to obtain the Marine Corps certification and we are participating in the Headquarters Marine Corp Annual Information Assurance Conference next week in Atlanta.  The significance of the ATOs is they are required to operate within the Department of Defense and these accreditations open the way for our Sales force to pursue numerous opportunities.  This enables the military installations to purchase and install Defense ID.  We added yet another military installation to our growing list of clients to bring the total of facilities supported to over 70.  Recurring revenues from subscriptions and supplies continue to provide a significant portion of our Defense ID sales.
We have successfully completed a pilot project for the United States Marshalls to protect Federal Court Houses around the country.  The pilot involved the use of our Defense ID system processing individuals entering federal buildings while identifying wanted felons.  In the first hours of the pilot, numerous wanted individuals were identified and several arrests were made using our system as the screening tool of visitors to the facility.  We will continue to pursue this opportunity and expand the application to other venues.
We participated in the conference at the New York and New Jersey Port Authorities in New York City.  This was great exposure for our system as the port operators saw the need for not only the ability to read the TWIC cards but also to scan driver licenses.  This demand is uniquely suited for IDN as the recognized leader in driver license reading and now the combination of that capability with our TWIC reading capability allows us to continue as the market leader.

(Commercial Identity Systems)
Our commercial identity systems continue to focus on Tier 1 retailers, grocers, casinos, and financial institutions.
We continue with several pilot projects on the credit card application processes.  Successful completion of these projects will result in rollouts to national retailers and theme parks around the country.   We will continue to focus on large retailers for this type of opportunity.
The casino market also continues to be a significant source of revenue.  We recently completed a sale to Mohegan Sun; this is the largest sale to a casino to date.
Our financial institutions create opportunities in a couple of areas with a variety of form factors from loyalty programs to credit card applications.  During this quarter, we completed the GE Finance program for their event marketing and we are working with our other financial partners to capture additional business in the credit card market regarding event market and private credit card issuance.  In Q4 2008, we completed deployment of our credit card application solution in both Spanish and English which creates a new market for our product.  We had several large event rollouts: BJ’s Wholesale Club, Dillards, Belk, and IKEA.  This application provides instant credit in a “kit” which can be easily deployed to any retailer or venue.
We have partnered with a major finance services company and our technology is used in a “new bank account setup” program where it scans a drivers’ license.  It is now beyond a pilot phase and is installed at 130 locations across the country. We are planning to use a similar application for teller transactions. As with the Government Identity System, our current customers continue to purchase additional or recurring consumables.  Recently Toys R Us renewed their annual subscriptions for their jurisdictional updates and L-1 and Cross Match continue to purchase IDN’s patented technology. All business show continued growth and we continue to streamline expenses.
Thank you and I’ll turn it back to Nelson.
Nelson Ludlow:  Thank you, Steve.  We have a lot of business opportunities in the works.

 (Summary)
To recap, we did not release formal financials today.  We will by March 27th.  We are looking at writing down goodwill as a possibility because of the drop in our stock price.  Although our stock price has dropped, we have had record year in revenue, made money again this quarter, have no long-term debt and increased our cash and equivalent position to approximately $3.4M.  We have added a new product. We added Army Certification and Accreditation to our others.  We added a new Investor Relations Firm of IRG.  We have added new people to our Sales Team.
(Questions)
We would like address questions you have.  In respect for the other listeners, please state your name, organization, and try to clearly and succinctly state your comment or question.